Exhibit 10.18
EQUINIX, INC.
2020 ANNUAL INCENTIVE PLAN
(Adopted by the Compensation Committee of the Board of Directors
of the Company on February 26, 2020)
PLAN OBJECTIVES
Equinix, Inc., a Delaware corporation (the “Company”), offers the 2020 Annual Incentive Plan, as amended from time to time (the “2020 AIP”), to eligible employees of the Company and its subsidiaries to provide them with the opportunity to participate in Company performance. It is designed to motivate employees to achieve certain Company objectives while providing competitive total rewards for key positions and retaining top talent.
CERTAIN DEFINITIONS
For purposes of the 2020 AIP, the following terms shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.
AFFO - “AFFO” means adjusted funds from operations.
AFFO/Share - “AFFO/Share” means the Company’s AFFO for the year ending December 31, 2020 divided by the weighted average number of diluted shares of common stock outstanding on December 31, 2020 as set forth in the Company’s audited financial statements for the year ended December 31, 2020.
Applicable Accounting Standards - “Applicable Accounting Standards” means Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.
Base Salary - “Base Salary” shall mean, for a Participant other than Executive Staff, the Participant’s total base salary paid during the Performance Period, and for a Participant who is Executive Staff, the base salary rate that is approved by the Committee for the Participant with respect to the Performance Period.
Bonus Award - “Bonus Award” means a bonus award granted pursuant to the 2020 AIP entitling the Participant to cash, shares of Common Stock, or RSUs under the Equity Incentive Plan upon attainment of the Performance Goals and the satisfaction of the other terms and conditions set forth herein and in accordance with the provisions of the 2020 AIP.
Bonus Award Payment - “Bonus Award Payment” means the amount payable to a Participant with respect to the Participant’s Bonus Award, as determined by the Committee in accordance with the section of the 2020 AIP with the heading “Payment of Awards.”
Bonus Target - “Bonus Target” means a percentage of a Participant’s Base Salary established by the Committee.
Bonus Target Amount - “Bonus Target Amount” means an amount equal to the product of (a) the Participant’s Base Salary, multiplied by (b) the Participant’s Bonus Target.
Code - “Code” means the Internal Revenue Code of 1986, as amended.
Committee - “Committee” means the Compensation Committee with respect to the administration of the 2020 AIP with respect to Participants who are Executive Staff and means a committee consisting of the Chief Executive Officer of the Company with respect to Participants who are not Executive Staff.
Compensation Committee - “Compensation Committee” means the Compensation Committee of the Board of Directors of the Company.
Common Stock - “Common Stock” means the common stock, par value $0.001 per share, of the Company.
Eligible Individual - “Eligible Individual” has the meaning ascribed to such term under the heading “Eligibility/Participation; Eligible Employee.
Equity Incentive Plan - “Equity Incentive Plan” means the Equinix, Inc. 2000 Equity Incentive Plan, as amended, or any successor plan thereto.

Executive Staff - “Executive Staff” means an Eligible Individual who has been designated by the Compensation Committee as a member of the Executive Staff.
Maximum Goal Factor. “Maximum Goal Factor” means a percentage established by the Committee with respect to a Bonus Award and Performance Period, and representing the maximum percentage that may be determined to have been attained as a Performance Goal Attainment Factor.
Participant - “Participant” means an Eligible Individual selected by the Committee to be granted a Bonus Award hereunder.
Participation Period Factor - “Participation Period Factor” means a fraction, the numerator of which is the number of days the Participant was actively employed with the Company (or Company subsidiary) during the Performance Period or employed in a specified position, as applicable, and the denominator of which is the number of days contained in the Performance Period. The Committee, in its sole discretion, may adjust the Participation Period Factor.
Performance Criteria - “Performance Criteria” means any criteria that the Committee determines in its sole discretion, including, without limitation, individual performance or, with respect to the Company, a subsidiary of the Company, or any business unit thereof, any one or more or any combination of the following: AFFO, AFFO/Share, net earnings or net income (before or after taxes), operating income, earnings per share, net sales or revenue growth, adjusted net income, net operating profit or income, return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue), cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment), earnings before or after taxes, interest, depreciation, and/or amortization, gross or operating margins, productivity ratios, share price (including, but not limited to, growth measures and total stockholder return), cost control, margins, operating efficiency, market share, customer satisfaction or employee satisfaction, working capital, management development, succession planning, taxes, depreciation and amortization or economic value added.
Performance Period - “Performance Period” means the fiscal year of the Company over which attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and payment of, a Bonus Award. For purposes of the 2020 AIP, the Performance Period will begin on January 1, 2020 and end on December 31, 2020. The Committee, in its sole discretion, may adjust the duration of the Performance Period at any time before the term of the originally established Performance Period has expired.
Performance Goal - “Performance Goal” has the meaning ascribed to such term under the heading “Bonus Awards; Performance Goals.”
Performance Goal Attainment Factor - “Performance Goal Attainment Factor” means a percentage ranging from 0% to the Maximum Goal Factor representing the rate at which the Performance Goals have been attained as determined by the Committee.
RSUs - “RSUs” mean restricted stock units under the Equity Incentive Plan, which shall be fully vested upon their date of grant and shall be paid in shares of the Company’s Common Stock pursuant to the “Timing of Payment” and other provisions of the section below with the heading “Payment of Awards.” For avoidance of doubt, for purposes of Bonus Awards payable in RSUs, payment of the Bonus Award hereunder shall mean grant and payment of such RSUs in the form of Common Stock.
Tax-Related Items - “Tax-Related Items” means all income tax (including U.S. federal, state and local tax and/or non-U.S. tax), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to a Participant’s participation in the 2020 AIP and legally applicable to the Participant.
U.S. Senior Staff - “U.S. Senior Staff” means U.S. senior staff at level Senior Director and above in such roles at the end of the first quarter of fiscal 2020.
ELIGIBILITY/PARTICIPATION
Eligible Employees. The Committee, in its sole discretion, may grant a Bonus Award relating to a given Performance Period to one or more individuals meeting the requirements set forth in this section, as the Committee selects (“Eligible Employees”). All full-time and part-time employees of the Company and employees of the Company’s subsidiaries other than commissioned sales employees and employees participating in Management by Objectives Plans are eligible to be selected to receive a grant of a Bonus Award under the 2020 AIP. Employees who are new hires are eligible to be selected to participate in the 2020 AIP as of their hire date, except that an employee with a start date on or after October 1st (or such other date established by the Committee at the commencement of the Performance Period) following the commencement of the Performance Period will not be eligible to participate in the 2020 AIP with respect to the ongoing Performance Period. If Participant begins employment with the Company following the commencement of the Performance Period, the amount of a Bonus Award Payment, if any, that becomes payable will be pro-rated by multiplying the Bonus Award Payment by the Participation Period Factor. Eligibility to receive a Bonus Award under the 2020 AIP does not guarantee that the eligible individual will actually receive a Bonus Award. Participation in the 2020 AIP does not imply nor guarantee participation in any future annual incentive plans.
Bonus Award Payment Eligibility Requirements. To be eligible to receive the payment of a Bonus Award, a Participant must be employed by the Company or a participating subsidiary on the date when the Bonus Award is paid pursuant to the section below with the heading “Payment of Awards.”
A Participant may be eligible to receive a pro-rated Bonus Award in the event of the Participant’s death, disability or approved leave of absence. In the case of a deceased Participant, such Bonus Award will be paid to the Participant’s estate.
BONUS AWARDS
Award Terms. At the time a Bonus Award is granted pursuant to this section, the Committee shall specify (a) the Participant’s Bonus Target, (b) the Maximum Goal Factor that may be attained upon the achievement of the Performance Goals established hereunder, (c) the Performance Goal and any applicable adjustments and (d) a performance incentive pool amount, if any. A Participant’s Bonus Target may be modified from time to time, for example, due to changes in the Company’s financials or salary changes, until the end of the Performance Period.
Performance Goals. For the 2020 AIP, the Performance Goals, which will be based on the following two criteria, will be established prior to the end of the first quarter of the Performance Period by the Compensation Committee based on the operating plan approved by the Board for the Performance Period (the “Operating Plan”):

•	Revenue

•	AFFO/Share
Each Performance Goal will be weighted equally for purposes of determining the amount payable under the Bonus Award.
The AIP links directly to the GPS Performance system. Bonus Awards are linked to a Participant’s impact and value, and are intended to reward achievement of key results at both the Company and individual level. A Participant’s performance will also be measured by a talent assessment and calibration process. Executive Staff are capped at 100% of their Bonus Target. All other Participants may receive between 0% and 150% of their Bonus Target based upon the attainment of the Performance Goals. The degree to which a Participant achieves his/her Bonus Target amount (e.g., less than, equal to, or greater than the Bonus Target amount) represents the degree to which both the Participant and the Company achieve the Performance Goals.
Adjustments to Performance Goal Attainment. The Committee, in its sole discretion, may provide that one or more objectively determinable adjustments shall be made to the determination of the attainment of one or more of the Performance Goals. Such adjustments may include, but are not limited to, one or more of the following: (i) items related to a change in Applicable Accounting Standards; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions or joint ventures; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the sale or disposition of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; (xix) items attributable to expenses incurred in connection with a reduction in force or early retirement initiative; (xx) items relating to foreign exchange or currency transactions and/or fluctuations; or (xxi) items relating to any other unusual, infrequently occurring or nonrecurring events or changes in applicable law or business conditions. The Committee may make such adjustments to the determination of attainment of one or more of the Performance Goals as the Committee in its sole discretion deems appropriate.
Adjustments for Changes in Employment Position. The amount of a Bonus Award will be pro-rated based on the number of days a Participant serves in a given position during the Performance Period. For example, if a Participant is promoted from Senior Manager to Director, the amount of his/her Bonus Award will be calculated based upon the number of days the Participant served in each position. As another example, if a Participant is promoted from a non-commissioned position to a commissioned sales position, the amount of his/her Bonus Award will be pro-rated based on the number of days worked in a non-commissioned position. If, in connection with a Participant’s change in employment positions, the Bonus Target allocated to the new position is different than the Bonus Target allocated to the former position, then the amount of the Bonus Award

Payment, if any, that becomes payable will be equal to the sum of (a) the Bonus Award Payment calculated based on the Bonus Target applicable prior to the change in the employment position, multiplied by the Participation Period Factor, plus (b) the Bonus Award Payment calculated based on the Bonus Target applicable following the change in the employment position, multiplied by the Participation Period Factor.
Determining Performance. For the 2020 AIP, the aggregate amount that becomes payable under a Bonus Award with respect to each Performance Goal will be determined based on the tables below. Values between levels identified will be interpolated based on a line between the two nearest identified points. For instance, if the attainment of the AFFO/Share Performance Goal is 98% of the target level performance, 60% of the amount that becomes payable with respect to the AFFO/Share Performance Goal based on attainment at the target level will become payable.

Metric	Weighting	Determination	Threshold	Target/Max
Revenue	50%	Performance	95%	100%
		Payout	0%	100%

Metric	Weighting	Determination	Threshold	Target	Max
AFFO/Share	50%	Performance	95%	100%	103%
		Payout	0%	100%	140%
Minimum Goals. No Bonus Award will become payable if either of the Performance Goals are attained at 95% of target or a lower level.
PAYMENT OF AWARDS
Performance Goal Attainment Factor Determination. Following the completion of the Performance Period, the Committee shall determine whether the applicable Performance Goals were achieved for the Performance Period and the Performance Goal Attainment Factor with respect to such Bonus Award in its sole discretion.
Performance Goal Attainment Factor Modifications. In determining the amount payable to a Participant with respect to the Participant’s Bonus Award, the Committee shall retain its sole discretion to modify the Performance Goal Attainment Factors (resulting in a reduction, an increase, or elimination (including to zero) of, the amount otherwise payable to the Participant under the Bonus Award) to take into account recommendations of the Chief Executive Officer of the Company or additional factors including factors, if any, that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.
Timing of Payment. Unless otherwise determined by the Committee, the Bonus Award shall be paid as soon as practicable after the Committee determines that the Performance Goals specified for such Bonus Award were in fact satisfied. It is intended that payment will be made no later than required to ensure that no amount paid or to be paid hereunder shall be subject to the provisions of Section 409A(a)(1)(B) of the Code and all payments are intended to be eligible for the short-term deferral exception to Section 409A of the Code.
Form of Payment; Tax Withholding.
Payments to U.S. Senior Staff. Each Bonus Award to a U.S. Senior Staff member shall be paid in the form of RSUs under the Equity Incentive Plan, with the number of RSUs granted equal to the Bonus Award Payment otherwise payable to such individual hereunder (in U.S. dollars) divided by the closing price of the Company’s Common Stock on the date of payment of the Bonus Award (rounded down to the nearest whole number of RSUs), and subject to all required Tax-Related Items withholding upon payment of such RSUs in accordance with the “Timing of Payment” provisions above.
Payments to All Other Staff. Each Bonus Award to a Participant who is not a U.S. Senior Staff member shall be paid in cash in a single lump sum. The Company shall withhold all required Tax-Related Items from the Bonus Award Payment. The Bonus Award Payment will be determined by the Company in U.S. dollars, but may be paid to Participants outside the United States in local currency, following conversion of the amount payable using an exchange rate selected by the Company, in its sole discretion. Alternatively, the Bonus Award may be paid in the form of Common Stock or in a combination of cash and Common Stock, as determined by the Committee.  Bonus Award Payments made in Common Stock shall be made in accordance with the provisions of the Equity Incentive Plan.
Employment Terminations. If a Participant’s employment with the Company (or any of its subsidiaries, as applicable) is terminated for any reason other than death or disability prior to payment of any Bonus Award Payment, all of the Participant’s rights under the 2020 AIP shall terminate and the Participant shall not have any right to receive any further payments with respect to any Bonus Award granted under the 2020 AIP.
PLAN ADMINISTRATION
Committee. The 2020 AIP shall be administered by the Compensation Committee of the Board with respect to Participants who are Executive Staff and shall be administered by a committee consisting of the Chief Executive Officer with respect to Participants who are not Executive Staff.
Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the 2020 AIP in accordance with its provisions. The Committee shall have the power to interpret the 2020 AIP, and to adopt such rules for the administration, interpretation and application of the 2020 AIP as are consistent therewith and to interpret, amend or revoke any such rules. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the 2020 AIP.
Determinations of the Committee or the Board. All actions taken and all interpretations and determinations made by the Committee or the Board shall be final and binding upon all Participants, the Company and all other interested persons. No members (or former members) of the Committee or the Board shall be personally liable for any action, inaction, determination or interpretation made in good faith with respect to the 2020 AIP or any Bonus Award, and all members of the Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.
AMENDMENT, SUSPENSION OR TERMINATION OF 2020 AIP
The 2020 AIP is discretionary in nature, and the Committee (or the Board) may suspend, modify or terminate the 2020 AIP at any time or from time to time without advance notice.
The 2020 AIP is a statement of the Committee’s intentions and does not constitute a guarantee that any particular amount of compensation or bonus will be paid. It does not create a contractual relationship or any contractually enforceable rights between the Company and any Participant.
MISCELLANEOUS
Recovery of Erroneously Awarded Compensation.  If the Participant is now or is hereafter subject to the Company’s Policy on Recoupment of Incentive Compensation (the “Compensation Recoupment Policy”), any similar policy providing for the recovery of Bonus Awards, proceeds, or payments to a Participant in the event of fraud or as required by applicable laws or governance considerations or in other similar circumstances, then this Bonus Award, and any payments therefrom, are subject to potential recovery by the Company under the circumstances set out in the Compensation Recoupment Policy or such other similar policy as in effect from time to time or as otherwise determined appropriate by the Compensation Committee.
No Employment Guarantee. Nothing in the 2020 AIP shall interfere with or limit in any way the right of the Company or its subsidiary or affiliate, as applicable, to terminate any Participant’s employment or service at any time, with or without cause. Except to the extent provided by applicable law or pursuant to a written agreement between the Participant and the Company or its subsidiary or affiliate, employment with the Company or its subsidiary or affiliates is on an at-will basis only. Nothing in this 2020 AIP shall constitute or shall be construed as an employment agreement between a Participant and the Company.
General Creditor Status. Each Bonus Award that may become payable under the 2020 AIP shall be paid solely from the general assets of the Company. No amounts awarded or accrued under the 2020 AIP shall be funded, set aside, subject to interest payment or otherwise segregated prior to payment of a Bonus Award. The obligation to pay Bonus Awards under the 2020 AIP shall at all times be an unfunded and unsecured obligation of the Company. Participants shall have the status of general creditors of the Company. Any Bonus Award payable under the 2020 AIP is voluntary and occasional and does not create any contractual or other right to receive grants in future years or benefits in lieu of such awards.
Governing Law; Venue. The 2020 AIP and all Bonus Awards shall be construed in accordance with and governed by the laws of the State of California, without regard to their conflict-of-law provisions or principles that might otherwise refer construction or interpretation of the 2020 AIP to the substantive law of another jurisdiction. Unless otherwise provided in a Bonus Award, recipients of a Bonus Award under the 2020 AIP are deemed to submit to the exclusive jurisdiction and venue of the Federal or state courts of the State of California, to resolve any and all issues that may arise out of or relate to the 2020 AIP or any related Bonus Award.
Not Pensionable Salary. Any payment for Bonus Awards made under the 2020 AIP will not form part of a Participant’s pensionable salary.

Nonalienation of Benefits. Except as expressly provided herein, no Participant or his beneficiaries shall have the power or right to transfer, anticipate, or otherwise encumber the Participant’s interest under the 2020 AIP. The provisions of the 2020 AIP shall inure to the benefit of each Participant and his beneficiaries, heirs, executors, administrators or successors in interest.
Severability. If any provision of this 2020 AIP is held invalid or unenforceable, the invalidity or unenforceability shall not affect the remaining parts of the 2020 AIP, and the 2020 AIP shall be enforced and construed as if such provision had not been included.
Language. If the Participant has received this 2020 AIP or any other document related to the 2020 AIP translated into a language other than English and if the translated version is different from the English version, the English version will control, unless otherwise prescribed by local law.
No Advice Regarding Bonus Award. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant's participation in the 2020 AIP. The Participant should consult with his or her own personal tax, legal and financial advisors regarding participation in the 2020 AIP before taking any action related to the 2020 AIP.
Section 409A. This 2020 AIP may be amended at any time, without the consent of any party, to avoid the application of Section 409A of the Code in a particular circumstance or that is necessary or desirable to satisfy any of the requirements under Section 409A of the Code, but the Company shall not be under any obligation to make any such amendment. Nothing in the 2020 AIP shall provide a basis for any person to take action against the Company or any subsidiary or affiliate based on matters covered by Section 409A of the Code, including the tax treatment of any amount paid or Bonus Award made under the 2020 AIP, and neither the Company nor any of its subsidiaries or affiliates shall under any circumstances have any liability to any Participant or his estate or any other party for any taxes, penalties or interest due on amounts paid or payable under the 2020 AIP, including taxes, penalties or interest imposed under Section 409A of the Code.
Effective Date. The 2020 AIP shall be effective as of January 1, 2020 (the “Plan Effective Date”). The Committee may grant Bonus Awards at any time on or after the Plan Effective Date.